Amendment to

services agreement

This AMENDMENT (“Amendment”) is made as of September 18, 2020, by and among Strategy Shares (“Client”) and Citibank, N.A. (“Citibank”), and Citi Fund Services Ohio, Inc. (“CFSO”, together with Citibank, the “Service Provider”), to that certain Services Agreement dated January 1, 2016, between the Client and Service Provider (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, except as noted below.

WHEREAS, pursuant to the Agreement, the Service Provider performs certain services for the Client;

WHEREAS, the Service Provider and the Client agree to add Strategy Shares Gold-Hedged Bond ETF, a series of the Client (the “Gold ETF”) as a Fund;

WHEREAS, the Service Provider and the Client agree to add SSGBI Fund Limited, a Cayman Islands exempted company that operates as a wholly owned subsidiary of the Gold ETF (“SSGBI”), as a party to the Agreement (the Client, the Service Provider, and SSGBI are collectively referred to herein as the “Parties,” and each, a “Party”);

WHEREAS, the Service Provider agrees to performs services for SSGBI as described in the Agreement and as appropriate to SSGBI’s structure and operations; and

WHEREAS, the Parties agree to amend Schedule 4 of the Agreement to reflect the addition of the Fund and SSGBI to the List of Funds, and to make certain other changes to the List of Funds;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Addition of SSGBI as an Additional Party to the Agreement

(a)         The Agreement is hereby amended to reflect the addition of SSGBI as an equal party to the Agreement, with the effect that all rights and obligations of the Trust and the Gold ETF, as a Fund, shall apply equally to SSGBI, as the Gold ETF’s wholly-owned subsidiary.

(b)         The Parties agree that the terms “Trust,” “Fund” and “Client” for purposes of the Agreement shall henceforth be construed as applying equally to SSGBI unless the context otherwise requires, and further agree that the services to be provided to SSGBI, in each case pursuant to the Agreement, shall be appropriate to the SSGBI’s structure and operations as a Cayman Islands exempted company that operates as a wholly owned subsidiary of the Gold ETF.

2.	Amendment to Schedule 4 – List of Funds.
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Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 4 attached to the end of this Amendment.

3.	Representations and Warranties.
a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to its Board of Trustees or Board of Directors, as applicable.
b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.
4.	Miscellaneous.
a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by all parties hereto.
c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Signatures follow on next page. Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STRATEGY SHARES
By:
Name:
Title:
Date:

SSGBI FUND LIMITED
By:
Name:
Title:
Date:

Solely as to Schedule 2 – Appendix C:
CITIBANK, N.A.
By:
Name:
Title:
Date:

CITI FUND SERVICES OHIO, INC.
By:
Name:
Title:
Date:

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Schedule 4 to Services Agreement

List of Funds

  Strategy Shares Nasdaq 7HANDL™ Index ETF
  Strategy Shares Nasdaq 5HANDL™ Index ETF
  Strategy Shares Newfound/ReSolve Robust Momentum ETF
  Day Hagan/Ned Davis Research Smart Sector ETF
5.	Strategy Shares Gold-Hedged Bond ETF

6.	SSGBI Fund Limited, a wholly owned subsidiary of Strategy Shares Gold-Hedged Bond ETF
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